UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 19, 2004

CHURCHILL DOWNS INCORPORATED

(Exact name of registrant as specified in its charter)

KENTUCKY	0-1469	61-0156015

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue Louisville, Kentucky	40208

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 636-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On October 19, 2004, Churchill Downs Incorporated (the “Company”) acquired a total of 539,489 shares of its common stock from Brad M. Kelley, pursuant to a Stock Redemption Agreement between the Company and Mr. Kelley (the “Redemption Agreement”) and a Purchase Agreement between Kelley Farms Racing, LLC and the Company (the “Kentucky Downs Purchase Agreement”), each dated October 19, 2004.

        Pursuant to the Kentucky Downs Purchase Agreement, the Company sold a 19% interest in Kentucky Downs, LLC, the operator of Kentucky Downs racetrack, to Kelley Farms Racing, LLC, controlled by Mr. Kelley, along with debt owed to the Company by Kentucky Downs, LLC in the approximate amount of $2.7 million and the Company’s rights under a racetrack management agreement, in exchange for 86,886 shares of the Company’s common stock valued at approximately $3.2 million. Under the Kentucky Downs Purchase Agreement, if certain alternative gaming legislation is enacted or such gaming becomes legal within five years, Kelley Farms Racing, LLC will be required to pay the Company $2 million as additional consideration for its acquisition of the Company’s interest in Kentucky Downs, LLC, and if alternative gaming has commenced at Kentucky Downs racetrack within five years, Kelley Farms Racing, LLC will be required to pay the Company up to an additional $12 million as additional consideration.

        Under the Redemption Agreement, the Company redeemed 452,603 shares of its common stock from Mr. Kelley at a price of $36.83 per share, which, after giving effect to the transactions under the Kentucky Downs Purchase Agreement, reduced Mr. Kelley’s ownership of the Company’s common stock to 4.9%. The shares redeemed under the Redemption Agreement were acquired by the Company in exchange for its subordinated unsecured convertible promissory note in the principal amount of $16,669,379.87 (the “Note”). The Note matures on October 18, 2014, and may not be prepaid without Mr. Kelly’s consent. The Note bears interest on an annualized basis based upon the dividends which Mr. Kelley would have received on the Company shares redeemed under the Redemption Agreement had such redemption not occurred. Upon maturity, the Company must pay the principal balance and unpaid accrued interest in any combination of cash and shares of the Company’s common stock, based upon a price per share of $36.83 (the “Conversion Price”, subject to adjustments for stock splits and the like).

        As the holder of the note, Mr. Kelley may declare the outstanding principal and unpaid interest on the Note immediately due and payable upon an event of default under the Note and so long as such condition exists, including default in the payment of the principal and unpaid accrued interest of the Note within fifteen days of when due and payable, the institution of certain bankruptcy or insolvency proceedings against the Company, the continuance for sixty days after the commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief, and the failure of the Company to convert the Note in accordance with the procedures set forth in the Note (in which case the Note shall accrue interest at the maximum allowable rate until the date of conversion).

        Mr. Kelley may convert the Note, in whole or in part and upon not less than seventy-five days notice to the Company, into the number of shares of the Company’s common stock equal to the principal amount of the Note plus accrued and unpaid interest being converted divided by the Conversion Price. Under the terms of the Note, Mr. Kelley may exercise his conversion right if his total beneficial ownership of the Company’s common stock immediately after conversion would be less than 4.9% of the total number of issued and outstanding shares of common stock. If Mr. Kelley’s post-conversion beneficial ownership of the Company’s common stock would be 5.0% or greater, he may exercise the conversion right only if he has fully disclosed any and all information, has executed any documents, and has taken all steps required by any applicable gaming agency or regulatory authority for holders of 5.0% of the Company’s common stock (the “Disclosure Requirements”).

        The Note may be immediately converted without prior notice, subject to Mr. Kelley’s compliance with the Disclosure Requirements, in the event the Company establishes a record date for holders to receive certain Company distributions (other than a distribution payable only in cash), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or in the event of certain reorganizations, reclassifications, recapitalizations, transfers, consolidations or mergers or any voluntary or involuntary dissolution, liquidation or winding-up of the Company.

        The Company agreed in the Redemption Agreement to register the shares of common stock issuable upon conversion of the Note on a Form S-3 Registration Statement with the Securities and Exchange Commission, subject to trading halts or blackout periods necessary to comply with applicable securities laws. In the event that Mr. Kelley has complied with the conversion procedures required by the Note, and due to applicable securities laws, he is unable to transfer the shares acquired upon conversion on his proposed transfer date, the Company may, at its option, redeem such shares based upon the closing price on the Nasdaq stock market on the date of conversion. If the Company does not redeem such shares, either the Company must hold harmless Mr. Kelley from any drop in the closing price of the Company’s common stock between the conversion date and the proposed transfer date (the “Price Drop Obligation”), or Mr. Kelley must pay the Company the amount of any increase in the closing price of the common stock between the conversion date and the proposed transfer date. Due to the nature of the Price Drop Obligation, the Company is unable to determine the maximum potential amount of this future payment that the Company may be required to make. However, assuming the Note is converted in full for all 452,603 shares, each $1.00 drop in share price between the conversion date and the proposed transfer date would increase the Price Drop Obligation by $452,603.

        Mr. Kelley agreed in the Redemption Agreement that neither he nor any of his affiliates will purchase the Company’s common stock unless his total beneficial ownership of the Company’s common stock immediately after such purchase would be less than 4.9% or prior to such purchase, he has complied with the Disclosure Requirements.

        The Kentucky Downs Purchase Agreement, the Redemption Agreement and the Note are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

        The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

        The Note was issued in a private placement and was not registered under the Securities Act of 1933 (the "Act"). The Note contains a legend stating that it may not be offered or sold in the absence of an effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that such registration is not required under the Act, and that the Note is subject to transfer restrictions set forth in the Note. The Note was issued by the Company in reliance upon an exemption from registration set forth in Section 4(2) of the Act and Rule 506 promulgated under the Act. Mr. Kelley represented to the Company in the Redemption Agreement that, among other items, he was acquiring the Note for investment for his own account and not with a view to the resale or distribution thereof, and that he is an "accredited investor" within the meaning of Rule 501 promulgated under the Act.

Item 7.01 Regulation FD Disclosure.

        On October 19, 2004, the Company issued a press release announcing the acquisition of 539,489 shares of its common stock from Mr. Kelley and related transactions. A copy of this press release is attached hereto as Exhibit 99 .1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Purchase Agreement dated as of October 19, 2004 by and between Kelley Farms Racing, LLC and Churchill Downs Incorporated.

10.2	Stock Redemption Agreement dated as of October 19, 2004 between Churchill Downs Incorporated and Brad M. Kelley.

10.3	Convertible Promissory Note of Churchill Downs Incorporated in the principal amount of $16,669.379.87 dated October 19, 2004.

99.1	Press release dated October 19, 2004 issued by Churchill Downs Incorporated, furnished pursuant to Item 7.01.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED
October 25, 2004	/s/ Michael E. Miller Michael E. Miller Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)